AMG FUNDS II

Amendment No. 25 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

December 5, 2019

The undersigned, constituting at least a majority of the Trustees of AMG Funds II (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the "Declaration of Trust"), as follows:

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that, at any time that there are no shares outstanding of any particular series or class previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that series or class and the establishment and designation thereof;

WHEREAS, there are no shares of AMG Managers Amundi Intermediate Government Fund (the "Amundi Intermediate Government Fund") or AMG Managers Amundi Short Duration Government Fund (the "Amundi Short Duration Government Fund") outstanding; and

WHEREAS, the Trustees desire to abolish the Amundi Intermediate Government Fund and its establishment and designation as a series of the Trust and to abolish the Amundi Short Duration Government Fund and its establishment and designation as a series of the Trust;

NOW, THEREFORE, Article V, Section 5.11 of the Declaration of Trust is hereby amended, effective immediately, by deleting the first sentence of such Section 5.11 and substituting therefor the following:

"Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) AMG Chicago Equity Partners Balanced Fund, which shall consist of three classes, Class N, Class I and Class Z and (2) AMG GW&K Enhanced Core Bond ESG Fund, which shall consist of three classes, Class N, Class I and Class Z;"

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ Edward J. Kaier	/s/ Kurt Keilhacker
Edward J. Kaier	Kurt Keilhacker

/s/ Steven J. Paggioli	/s/ Richard F. Powers III
Steven J. Paggioli	Richard F. Powers III

/s/ Eric Rakowski	/s/ Victoria Sassine
Eric Rakowski	Victoria Sassine
/s/ Thomas R. Schneeweis
Thomas R. Schneeweis